Exhibit 99.6

MorphoSys Announcement Employee FAQ

1.	Why is MorphoSys acquiring Constellation Pharmaceuticals?

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Our agreement to acquire Constellation Pharmaceuticals represents a major step forward for MorphoSys as we bolster our position in hematology-oncology and expand into solid tumors, further advancing our mission in the fight against cancer.

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Both pelabresib (CPI-0610) and CPI-0209 have broad potential and fit well with our proven clinical development, regulatory and commercial capabilities. We look forward to unlocking their full benefits for people living with cancer.

•	Constellation also brings numerous complementary preclinical compounds targeting epigenetic regulators.

•	Together, we will join forces and leverage our cutting-edge research capabilities to develop a broad range of next generation cancer therapies.

•	Most importantly, Constellation is a great fit from a cultural perspective. Our teams are mission-driven and working toward a common goal of helping patients battling cancer.

2.	Why is MorphoSys partnering with Royalty Pharma?

•	Royalty Pharma has played a key role in the transformation and growth of numerous biotech companies.

•	We are excited to enter into this long-term strategic funding partnership with Royalty Pharma, which fuels our proprietary drug development and commercialization.

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Under the terms of our partnership, Royalty Pharma is providing more than $2 billion to finance the acquisition and accelerate our growth strategy in exchange for royalties on Tremfya® and potential future royalties and milestone payments from other products. Royalty Pharma will also become a shareholder in MorphoSys.

•	This long-term commitment will help deliver significant value to all stakeholders.

3.	Who is Constellation?

•	Based in Cambridge, Massachusetts, Constellation brings expertise in epigenetics with two lead product candidates, pelabresib, a BET inhibitor, and CPI-0209, a second-generation EZH2 inhibitor.

•	Both are in mid- to late-stage clinical trials and have broad therapeutic potential to offer meaningful benefits to patients with various hematological and solid tumors.

•	They also fit well with our proven clinical development, regulatory and commercial capabilities. We look forward to unlocking their full benefits for people living with cancer.

•	Constellation also brings numerous complementary preclinical compounds targeting epigenetic regulators.

•	Together, we will join forces and leverage our cutting-edge research capabilities to develop a broad range of next generation cancer therapies.

•	Most importantly, Constellation is a great fit from a cultural perspective. Our teams are mission-driven and working toward a common goal of helping patients battling cancer.

4.	How does this benefit MorphoSys employees?

•	This is truly an exciting milestone for our team.

•	This acquisition is about growth and building an exciting pipeline over time – which over the long term, we expect to benefit our employees and all of our stakeholders.

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Not only are we furthering our growth strategy with Constellation, we are also gaining a strong long-term partner in Royalty Pharma, which puts is a great position for success as we continue to improve patient lives.

•	In short, its business as usual, and I encourage you all to remain focused on your day-to-day responsibilities.

•	You should not expect your responsibilities to change as a result of this acquisition.

•	Until the acquisition closes, which we expect will occur in the third quarter of 2021, we will continue to operate as separate, independent companies, and it remains business as usual at MorphoSys.

5.	Will there be any changes to our headquarters or facilities as a result?

•	Following close, MorphoSys will remain headquartered in Munich, Germany, and will maintain a significant commercial and R&D presence in the Boston, Mass area.

6.	Does this have any impact on MONJUVI® or our current pipeline?

•	We continue to be very excited about the potential for MONJUVI® in the marketplace, and we remain committed to our current clinical pipeline.

•	Constellation’s pipeline and R&D organization is complementary to ours, and this acquisition is all about having a broader offering in cancer therapeutics.

7.	What is the timeline to close? What are the next steps?

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MorphoSys will promptly commence a tender offer to acquire all of the outstanding shares of Constellation’s common stock. Following successful completion of the tender offer, MorphoSys will acquire all remaining shares not tendered in the offer through a second step merger at the same price as in the tender offer.

•	The transaction is expected to close in the third quarter of 2021, subject to the successful completion of the tender offer, regulatory approvals and customary closing conditions.

•	Until the acquisition closes, MorphoSys and Constellation will continue to operate as separate, independent companies.

8.	What should I say to customers if asked about this acquisition?

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We have provided managers with talking points and FAQs for our customer-facing employees to use if they receive any inquiries. To ensure all of our stakeholders receive consistent messaging, please refer to these materials in your conversations with customers.

9.	What should I say to business partners or KOLs I may interact with?

•	You can tell them this is an exciting acquisition which represents a major step forward for MorphoSys as we bolster our position in hematology-oncology and expand into solid tumors.

•	Our existing clinical and commercial expertise is ideally suited to accelerate Constellation’s programs, enabling us to maximize Constellation’s potential and bring these novel therapies to patients.

10.	What should I do if asked about the acquisition by a member of the media, an investor or other outside party?

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It is important that we speak with one voice. If you receive any inquiries from media, analysts or investors, please send them to Thomas Biegi or Jeanette Bressi (Media) and Julia Neugebauer or Myles Clouston (Analysts/Investors).

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Constellation Pharmaceuticals Inc. (“Constellation”), nor is it a substitute for any tender offer materials that MorphoSys AG (“MorphoSys”), or Constellation will file with the SEC. A solicitation and an offer to buy shares of Constellation will be made only pursuant to an offer to purchase and related materials that MorphoSys intends to file with the SEC. At the time the tender offer is commenced, MorphoSys will file a Tender Offer Statement on Schedule TO with the SEC, and Constellation will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CONSTELLATION’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Constellation at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting MorphoSys or Constellation. Free copies of these materials and certain other offering documents will be made available by MorphoSys by mail to MorphoSys AG., Semmelweisstrasse 7, 82152 Planegg, Germany, attention: Investor Relations, by phone at 49 (0)89 / 899 27 179, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Constellation will be available free of charge under the “Investors” section of Constellation’s internet website at https://ir.constellationpharma.com/investor-relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Constellation and MorphoSys file periodic reports and other information with the SEC. MorphoSys’ and Constellation’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to MorphoSys, Constellation and the acquisition of Constellation by MorphoSys (the “Transaction”) that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the Transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of MorphoSys to advance Constellation’s product pipeline, including pelabresib (CPI-0610) and CPI-0209, FSI-174 and FSI-189; regulatory approval of pelabresib (CPI-0610) and CPI-0209 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the Transaction; the expected timing of the completion of the Transaction; the expected plans for financing the Transaction (including the strategic partnership and financing collaboration with Royalty Pharma); the ability to complete the Transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Constellation’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the effects of the Transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; Transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the parties’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, Form 20-F, and Form 6-K as well as the Schedule 14D-9 to be filed by Constellation and the Schedule TO and related tender offer documents to be filed by MorphoSys and MorphoSys Development, Inc., an indirect wholly owned subsidiary of MorphoSys. All forward-looking statements are based on information currently available to MorphoSys and Constellation, and MorphoSys and Constellation assume no obligation and disclaim any intent to update any such forward-looking statements.